Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 on Form S-8 to Registration Statement No. 333-281498 on Form S-4 of our reports dated February 3, 2025 relating to the consolidated financial statements of The Boeing Company and subsidiaries and the effectiveness of The Boeing Company and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of The Boeing Company for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

Seattle, Washington

December 8, 2025